Pages where confidential treatment has been requested are stamped "Confidential material omitted and filed separately with the Securities and Exchange Commission." The appropriate section has been marked at the appropriate place with an "*."


                                                                Exhibit 2.1
--------------------------------------------------------------------------------






                          AGREEMENT AND PLAN OF MERGER


                                   DATED AS OF

                                 MARCH 19, 1998


                                      AMONG


                              ACROMED CORPORATION,

                                   DEPUY, INC.

                                       AND

                               DP MERGER SUB, INC.



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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

1.       DEFINITIONS...........................................................1

2.       MERGER; CLOSING; EFFECTIVE TIME.......................................9
                      2.1  THE MERGER..........................................9
                      2.2  CLOSING............................................10
                      2.3  ARTICLES OF INCORPORATION..........................10
                      2.4  THE REGULATIONS....................................10
                      2.5  DIRECTORS AND OFFICERS.............................10
                      2.6  MERGER CONSIDERATION...............................10
                      2.7  CONVERSION.........................................10
                      2.8  CONVERSION OF MERGER SUB SHARES....................11
                      2.9  CONVERSION OF OPTIONS..............................11
                      2.10 PAYMENT FOR SHARES AND OPTIONS.....................12
                      2.11 DISSENTERS' RIGHTS.................................12
                      2.12 TRANSFER OF SHARES AFTER THE EFFECTIVE TIME........13

3.       REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................13
                      3.1  ORGANIZATION.......................................13
                      3.2  CAPITALIZATION.....................................13
                      3.3  AUTHORITY; NO CONFLICT.............................14
                      3.4  FINANCIAL STATEMENTS...............................15
                      3.5  TITLE TO PROPERTIES; ENCUMBRANCES..................15
                      3.6  NO UNDISCLOSED LIABILITIES.........................16
                      3.7  TAXES..............................................16
                      3.8  NO MATERIAL ADVERSE CHANGE.........................17
                      3.9  EMPLOYEE BENEFITS..................................18
                      3.10 TERMINATION, SEVERANCE AND EMPLOYMENT AGREEMENTS...19
                      3.11 COMPLIANCE WITH LEGAL REQUIREMENTS;
                           GOVERNMENTAL AUTHORIZATIONS........................19
                      3.12 LEGAL PROCEEDINGS; ORDERS..........................21
                      3.13 ABSENCE OF CERTAIN CHANGES AND EVENTS..............21
                      3.14 CONTRACTS; NO DEFAULTS.............................22
                      3.15 ENVIRONMENTAL MATTERS..............................24
                      3.16 LABOR RELATIONS; COMPLIANCE........................25
                      3.17 INTELLECTUAL PROPERTY..............................26
                      3.18 BROKERS............................................27
                      3.19 TRANSACTIONS WITH RELATED PERSONS..................27
                      3.20 SETTLEMENT AGREEMENT...............................28
                      3.21 PRODUCTS; MANUFACTURING............................28

                                                                            Page
                                                                            ----

                      3.22 DISCLOSURE.........................................28
                      3.23 NO OTHER REPRESENTATIONS OR WARRANTIES.............28

4.       REPRESENTATIONS AND WARRANTIES OF DEPUY AND
         MERGER SUB...........................................................28
                      4.1  ORGANIZATION AND GOOD STANDING.....................28
                      4.2  AUTHORITY; NO CONFLICT.............................29
                      4.3  CERTAIN PROCEEDINGS................................29
                      4.4  AVAILABLE FUNDS....................................30
                      4.5  BROKERS............................................30
                      4.6  NO OTHER REPRESENTATIONS OR WARRANTIES.............30

5.       COVENANTS OF THE COMPANY.............................................30
                      5.1  ACCESS AND INVESTIGATION...........................30
                      5.2  OPERATION OF THE BUSINESSES OF THE
                           ACQUIRED COMPANIES.................................30
                      5.3  NEGATIVE COVENANT..................................31
                      5.4  REQUIRED APPROVALS.................................31
                      5.5  SUPPLEMENTATION AND REVISION OF DISCLOSURE LETTER..31
                      5.6  PAYMENT OF INDEBTEDNESS BY SHAREHOLDERS............32
                      5.7  BEST EFFORTS.......................................32
                      5.8  NO NEGOTIATION.....................................32
6.       COVENANTS OF DEPUY AND MERGER SUB....................................33
                      6.1  APPROVALS OF GOVERNMENTAL BODIES...................33
                      6.2  BEST EFFORTS.......................................33
                      6.3  OFFICERS' AND DIRECTORS' INDEMNIFICATION...........33

7.       CONDITIONS PRECEDENT TO DEPUY'S AND THE MERGER SUB'S OBLIGATION
         TO CLOSE.............................................................34
                      7.1  ACCURACY OF REPRESENTATIONS........................34
                      7.2  THE COMPANY'S PERFORMANCE..........................34
                      7.3  NO PROCEEDINGS.....................................34
                      7.4  NO INJUNCTION......................................35
                      7.5  NO PROHIBITION.....................................35
                      7.6  HSR APPROVAL.......................................35
                      7.7  SHAREHOLDER VOTE...................................35
                      7.8  OPINION............................................35

                                                                            Page
                                                                            ----
8.       CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATION
         TO CLOSE.............................................................35
                     8.1   ACCURACY OF REPRESENTATIONS........................35
                     8.2   DEPUY'S AND MERGER SUB'S PERFORMANCE...............36
                     8.3   NO PROCEEDINGS.....................................36
                     8.4   NO INJUNCTION......................................36
                     8.5   NO PROHIBITION.....................................36
                     8.6   HSR APPROVAL.......................................36
                     8.7   SHAREHOLDER VOTE...................................36
                     8.8   OPINION............................................36

9.       TERMINATION..........................................................37
                     9.1   TERMINATION EVENTS.................................37
                     9.2   RIGHTS AND OBLIGATIONS UPON TERMINATION............38

10.      GENERAL PROVISIONS...................................................38
                     10.1  EXPENSES...........................................38
                     10.2  PUBLIC ANNOUNCEMENTS...............................38
                     10.3  CONFIDENTIALITY....................................38
                     10.4  NOTICES............................................39
                     10.5  FURTHER ASSURANCES.................................39
                     10.6  WAIVER.............................................40
                     10.7  ENTIRE AGREEMENT AND MODIFICATION..................40
                     10.8  ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS.40
                     10.9  SEVERABILITY.......................................40
                     10.10 SECTION HEADINGS, CONSTRUCTION.....................40
                     10.11 GOVERNING LAW......................................41
                     10.12 COUNTERPARTS.......................................41
                     10.13 PERFORMANCE BY MERGER SUB..........................41


Exhibit A         Form of Opinion of Company counsel
Exhibit B         Form of Opinion of DePuy's counsel

Disclosure Letter

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger ("AGREEMENT") is dated as of March 19, 1998 among AcroMed Corporation, an Ohio corporation (the "COMPANY"), DePuy, Inc., a Delaware corporation ("DEPUY"), and DP Merger-Sub, Inc., an Ohio corporation and a wholly-owned subsidiary of DePuy ("MERGER SUB").

                                    RECITALS

     The Boards of Directors of DePuy, Merger Sub and the Company have each approved the merger of Merger Sub with and into the Company in accordance with the provisions of the Ohio General Corporation Law (the "OGCL"), on the terms and subject to the conditions set forth in this Agreement.

     The Board of Directors of the Company has determined that the Merger Consideration (as the term is hereinafter defined) is fair to the shareholders of the Company and the Merger (as such term is hereinafter defined) is otherwise in the best interests of the Company and its shareholders and has resolved to approve and adopt this Agreement and the transactions contemplated hereby and to recommend approval and adoption by the shareholders of the Company of this Agreement and the Merger.

     Simultaneously with the execution of this Agreement, (i) shareholders of the Company holding more than 60% of the issued and outstanding common shares of the Company (including the shareholders who are also Directors of the Company) are executing letters promising to vote their Shares in favor of the consummation of the Merger and (ii) Arthur D. Steffee has entered into a non-competition agreement with DePuy and the Company to become effective on the Closing Date.

                                    AGREEMENT

         The parties, intending to be legally bound, agree as follows:

1.       DEFINITIONS

     For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

     "ACQUIRED COMPANIES"-- the Company, AcroMed Export Inc., AcroMed, Inc. d/b/a Bremer Medical Inc., AcroMed Holding B.V., AcroMed B.V., AcroMed UK Ltd., and the Inactive Subsidiaries, collectively.

     "ACTUAL KNOWLEDGE"--an individual will be deemed to have "Actual Knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter. The Company will be deemed to have "Actual Knowledge" of a particular fact or other matter if the Company's office of the CEO, the Company's chief financial officer or the Company's general counsel has Actual Knowledge of such fact or other matter.

     "AFFILIATE"--with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, such person.

     "AGGREGATE OPTION EXERCISE AMOUNT"--the aggregate exercise price of all outstanding Options that are not exercised prior to the Effective Time.

     "ANTITRUST DIVISION"--as defined in Section 5.7.

     "ARTICLES"--as defined in Section 2.3.

     "BALANCE SHEET"--as defined in Section 3.4.

     "BEST EFFORTS"--the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible. An obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions nor does it require the payment of money in any manner that is inconsistent with past practice.

     "CERTAIN TRANSACTION COSTS"--the sum of (i) fees (and expenses) to be paid to Morgan Stanley & Co., (ii) fees (and expenses) to be paid by the Company to its outside counsel in connection with this Agreement and the Contemplated Transactions, (iii) fees (and expenses) to be paid by the Company to its accountants in connection with this Agreement and the Contemplated Transactions, plus (iv) amounts to be paid by the Company under severance agreements with
----
employees that entitle the employee to terminate his or her employment with the Company as a result of the Merger, on the assumption that such amounts will be so paid.

     "CLOSING"--as defined in Section 2.2.

     "CLOSING DATE"--the date and time as of which the Closing actually takes place.

     "COMPANY"--as defined in the Preamble of this Agreement.

     "CONSENT"--any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

     "CONTEMPLATED TRANSACTIONS"--all of the transactions contemplated by this Agreement, including, but not limited to:

               (a) the Merger; and

               (b) the performance by DePuy, Merger Sub and the Company of their respective obligations under this Agreement.

     "CONTRACT"--any written agreement, contract, obligation, promise, or undertaking that is legally binding.

     "COPYRIGHTS"--as defined in Section 3.17(a).

     "DISCLOSURE LETTER"--the disclosure letter delivered by the Company to DePuy concurrently with the execution and delivery of this Agreement.

     "DISSENTING SHAREHOLDERS"--shareholders of the Company properly exercising appraisal rights with respect to Shares pursuant to Section 1701.84 et seq. of the OGCL.

     "EFFECTIVE TIME"--as defined in Section 2.2.

     "ENCUMBRANCE"--any charge, claim, equitable interest, lien, option, pledge, security interest, or right of first refusal, restriction, covenant, easement, license, lease, mortgage, obligation, title defect or imperfection or other encumbrance or right of others.

     "ENVIRONMENT"--soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

     "ENVIRONMENTAL, HEALTH, AND SAFETY LIABILITIES"--any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

     (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

     (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

     (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

     (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

     The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. (S) 9601 et seq., as amended ("CERCLA").

     "ENVIRONMENTAL LAW"--any Legal Requirement of any Governmental Body in the United States that requires or relates to:

     (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

     (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

     (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

     (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

     (e) protecting resources, species, or ecological amenities;

     (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

     (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

     (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

     "ERISA"--the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "ERISA AFFILIATE"--with respect to an Acquired Company, any other person that, together with the Company or Acquired Company, would be treated as a single employer under IRC (S)414.

     "EXCESS AMOUNT"--the amount, if any, that the sum of Certain Transaction Costs exceeds $9 million.

     "FACILITIES"--any real property, leaseholds, or other interests currently or formerly owned or operated by any Acquired Company and any buildings, plants or structures currently or formerly owned or operated by any Acquired Company

     "FDA"--the Food and Drug Administration.

     "FTC"--as defined in Section 5.7.

     "GAAP"--generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4. were prepared.

     "GOVERNMENTAL AUTHORIZATION"--any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

     "GOVERNMENTAL BODY"--any:

     (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

     (b) federal, state, local, municipal, foreign or other government; or

     (c) governmental or quasi-governmental body of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal and the European Union).

     "HAZARDOUS ACTIVITY"--the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment.

     "HAZARDOUS MATERIALS"--any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

     "HSR ACT"--the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "INACTIVE SUBSIDIARIES"--AcroBase Corporation, AcroMed Holding Corporation, AcroMed Inc., AcroMed Incorporated and AcroMed Asia Limited.

     "INQUIRY KNOWLEDGE"--an individual will be deemed to have Inquiry Knowledge of a particular fact or other matter if the individual has Actual Knowledge, or if a prudent individual could be expected to discover or otherwise become aware of such fact or other matter either (i) in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter or (ii) because of the nature of his position with, or responsibilities on behalf of, a Person. The Company will be deemed to have "Inquiry Knowledge" of a particular fact or other matter if the Company's office of the CEO, the Company's chief financial officer or the Company's general counsel has Inquiry Knowledge of such fact or other matter.

     "INTELLECTUAL PROPERTY ASSETS"--as defined in Section 3.17(a).

     "INTERIM BALANCE SHEET"--as defined in Section 3.4.

     "IRC"--the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

     "IRS"--the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

     "LEGAL REQUIREMENt"--any administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty of any Governmental Body.

     "MARKS"--as defined in Section 3.17(a).

     "MATERIAL ADVERSE EFFECT"--a material adverse effect on the business, assets, properties, condition (financial or otherwise), operations or results of operations of the Acquired Companies taken as a whole.

     "MDRs"--as defined in Section 3.11(d).

     "MERGER--as defined in Section 2.1.

     "MERGER CONSIDERATION"--as defined in Section 2.6.

     "OCCUPATIONAL SAFETY AND HEALTH LAW"--any Legal Requirement of any Governmental Body in the United States designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards.

     "OGCL"--as defined in the recitals.

     "OHIO CERTIFICATE OF MERGER"--as defined in Section 2.2.

     "OPTIONS"--as defined in Section 2.6.

     "ORDER"--any award, decision, injunction, judgment, order, ruling, subpoena, or verdict (other than any Legal Requirement) entered, issued, made, or rendered by any Governmental Body or by any arbitrator.

     "ORDINARY COURSE OF BUSINESS"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

     (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

     (b) such action is not required to be authorized by the board of directors of such Person; and

     (c) with respect to an Acquired Company, such action is similar in nature and magnitude to actions customarily taken, without authorization by the board of directors in the ordinary course of the normal day to day operations of the Acquired Company.

     "ORGANIZATIONAL DOCUMENTS"--(a) the articles or certificate of incorporation and the bylaws or regulations of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership;
(c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) the articles of organization and the operating agreement of a limited liability company; (e) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (f) any amendment to any of the foregoing.

     "PATENTS"--as defined in Section 3.17(a).

     "PBGC"--the Pension Benefit Guaranty Corporation.

     "PER SHARE MERGER CONSIDERATION"--as defined in Section 2.7(a).

     "PERSON"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

     "PLANS"--as defined in Section 3.9.

     "PROCEEDING"--any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     "REAL PROPERTY LEASES"--as defined in Section 3.5(b).

     "REGULATIONS"--as defined in Section 2.4.

     "REGULATIONS AMENDMENT"--as defined in Section 7.7

     "RELATED PERSON"--with respect to any specified Person:

               (i) any Affiliate of such specified Person; and

               (ii) each Person that serves as a director or officer, of such Person.

     "RELEASE"--any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

     "REPRESENTATIVE"--with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

     "SECURITIES ACT"--the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

     "SETTLEMENT AGREEMENT AND ORDER"--as defined in Section 3.20.

     "SHARES"--as defined in Section 2.6.

     "SUBMISSIONS"--as defined in Section 3.11(b).

     "SUBSIDIARY"--with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

     "SURVIVING CORPORATION"--as defined in Section 2.1.

     "TAX"--any tax (including any income tax, capital gains tax, value-added tax, sales tax, property tax, gift tax, estate tax or payroll, employment or social security tax) levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee commonly referred to as a tax, and any related charge or amount (including any fine, penalty, interest, or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

     "TAX RETURN"--any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

     "THREATENED"--a claim, Proceeding, dispute, action, or other matter is "Threatened" if any demand has been made in writing or if any oral demand that has been made is reflected in any writing created by or in the possession of the Company.

     "TRADE SECRETS"--as defined in Section 3.17(a).

2. MERGER; CLOSING; EFFECTIVE TIME

     2.1 THE MERGER

     Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub will be merged with and into the Company and the separate corporate existence of Merger Sub will cease (the "MERGER"). The Company will be the surviving corporation in the Merger (sometimes referred to as the "SURVIVING CORPORATION") and will continue to be governed by the laws of the State of Ohio. The Merger will have the effects set forth in the OGCL. Without limiting the generality of the foregoing, upon the Merger, the rights, privileges, immunities, powers, franchises and authority of the Company and the Merger Sub will vest in the Surviving Corporation and all obligations of the Company and the Merger Sub will be the obligations of the Surviving Corporation.

     2.2 CLOSING

     The Closing of the Merger (the "CLOSING") will take place at the offices of Jones, Day, Reavis & Pogue, 901 Lakeside Avenue, Cleveland, Ohio 44114 at 10:00 a.m., Eastern Time, on the day which is no later than the fifth business day after the last to be fulfilled or waived of the conditions set forth in Sections 7 and 8 of this Agreement, unless another date or place is agreed to in writing by the parties hereto. At the Closing, the Company and DePuy will cause a Certificate of Merger (the "OHIO CERTIFICATE OF MERGER") to be executed and filed with the Secretary of State of the State of Ohio as provided in Section 1701.81 of the OGCL and DePuy will make the payments required by Section 2.10. The Merger will become effective when the Ohio Certificate of Merger has been duly filed with the Secretary of State of the State of Ohio (the "EFFECTIVE TIME").

     2.3 ARTICLES OF INCORPORATION

     The articles of incorporation of Merger Sub (the "ARTICLES") in effect immediately prior to the Effective Time will be the articles of incorporation of the Surviving Corporation, until amended in accordance with the terms of the Articles and the OGCL.

     2.4 THE REGULATIONS

     The Regulations of Merger Sub in effect immediately prior to the Effective Time will be the Regulations of the Surviving Corporation (the "REGULATIONS") until amended in accordance with the Articles, such Regulations and the OGCL.

     2.5 DIRECTORS AND OFFICERS

     The directors and officers of Merger Sub at the Effective Time will, from and after the Effective Time, be the directors and officers of the Surviving Corporation until their successors have been duly elected or appointed or until their earlier death, resignation or removal in accordance with the Articles and the Regulations.

     2.6 MERGER CONSIDERATION

     The aggregate consideration to be delivered by DePuy to the holders of (i) issued and outstanding common shares, without par value, of the Company (the "SHARES") and (ii) options to purchase shares of the capital stock of the Company (the "OPTIONS") in consideration of the Merger will be $325 million less any Excess Amount (the "MERGER CONSIDERATION").

     2.7 CONVERSION

     At the Effective Time, by virtue of the Merger and without any action on the part of the Company, DePuy or the Merger Sub:

     (a) Each Share issued and outstanding at the Effective Time (other than Shares canceled in accordance with Section 2.7(c) and other than Shares that are held by Dissenting Shareholders) will be converted into the right to receive, without interest, the quotient of: (i) the sum of the Merger Consideration plus the Aggregate Option Exercise Amount divided by (ii) the number of fully-diluted Shares issued and outstanding (assuming all Options are exercised) immediately prior to the Merger (the "PER SHARE MERGER CONSIDERATION").

     (b) All the Shares, by virtue of the Merger and without any action on the part of the holders, will no longer be issued and outstanding and will be canceled and retired and will cease to exist, and each holder of a certificate representing Shares will thereafter cease to have any rights with respect to the Shares, except the right to receive the Per Share Merger Consideration upon the surrender of the respective certificate(s) in accordance with Section 2.10 or the right, if any, to receive payment as a Dissenting Shareholder from the Surviving Corporation as determined in accordance with Sections 1701.84 et seq.
                                                                        -- ---
of the OGCL.

     (c) At the Effective Time, each Share issued and held in the Company's treasury immediately prior to the Effective Time and each Share owned by DePuy, Merger Sub, or any other subsidiary of DePuy, will, by virtue of the Merger and without any other action, be canceled and retired without payment of any consideration and will cease to exist.

     2.8 CONVERSION OF MERGER SUB SHARES

     At the Effective Time, each share of common stock, without par value, of Merger Sub issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of Merger Sub or the holders of such Shares, be converted into one common share, without par value, of the Surviving Corporation.

     2.9 CONVERSION OF OPTIONS

     (a) At the Effective Time, each Option will be converted into the right to receive, without interest, a portion of the Merger Consideration equal to the amount by which the Per Share Merger Consideration exceeds the exercise price per Share payable under the Option, subject to applicable withholding Taxes that have not otherwise been paid by the holder of the Options.

     (b) All Options, by virtue of the Merger and without any action on the part of the holders, will be canceled and will cease to exist, and each holder of Options will thereafter cease to have any rights with respect to the Options, except the right to receive the amount set forth in Section 2.9(a) above in accordance the procedures set forth in Section 2.10.

     (c) At least five business days prior to the Closing (and again if there are any changes before the Closing), the Company will provide DePuy an update to
Part 3.2 of the Disclosure

Letter listing the Options held by each optionee (including the date of grant, the number of Shares issuable upon exercise of each Option, and the Merger Consideration to which each optionee is entitled for their respective Options).

     (d) The Company will obtain the written acknowledgment of each Person holding an Option that payment of the amount of cash referred to above will satisfy in full the Company's obligation to such person pursuant to such Option.

     2.10 PAYMENT FOR SHARES AND OPTIONS

     (a) Prior to the Closing, the Company will deliver (i) letters of transmittal (in a form mutually agreed to by the Company and DePuy) to the holders of Shares and (ii) instructions for payment (in a form mutually agreed to by the Company and DePuy), which will include appropriate provision for the payment of applicable withholding Taxes to holders of Options so that such Shares and payment instructions may be delivered to the Company to be delivered to DePuy for payment at the Effective Time. At the Closing, upon delivery to DePuy of (i) certificates for Shares, together with the letter of transmittal, duly executed and completed, and (ii) the payment instructions with respect to Options, duly executed and delivered, DePuy will pay the Merger Consideration in immediately available funds pursuant to Sections 2.7(a) and 2.9(a) to holders of issued and outstanding Shares and granted Options, respectively, in each case subject to any required Tax withholding or, as set forth in the letter of transmittal, stock transfer taxes payable by the holder. Not more than three business days after delivery to DePuy of (i) certificates for Shares, together with the letter of transmittal, duly executed and completed, or (ii) the payment instructions with respect to Options, duly executed and delivered, that were not delivered at the Closing, DePuy will pay the Merger Consideration in immediately available funds pursuant to Sections 2.7(a) and 2.9(a), in each case subject to any required Tax withholding. No interest will be paid or will accrue on the amounts payable pursuant to Sections 2.7(a) and 2.9(a).

     (b) If payment is to be made to a person other than the registered holder of the certificate surrendered, it will be a condition of payment that the certificate so surrendered will be properly endorsed or otherwise in proper form for transfer and that the person requesting payment will pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation that the tax has been paid or is not applicable.

     2.11 DISSENTERS' RIGHTS

     No Dissenting Shareholder will be entitled to any portion of the Merger Consideration under this Section 2 unless and until the holder has failed to perfect or has effectively withdrawn or lost their right to dissent from the Merger under the OGCL. Any Dissenting Shareholder will be entitled to receive only the payment provided by Sections 1701.84 et seq. of the OGCL with respect
                                              -- ---
to Shares owned by such Dissenting Shareholder. If any Person who otherwise would be deemed a Dissenting Shareholder has failed to properly perfect or has effectively withdrawn or has lost the right to dissent with respect to any Shares, those Shares will be converted into the right to receive the Merger Consideration as provided by
Section 2.7(a), without interest or dividends thereon.

     2.12 TRANSFER OF SHARES AFTER THE EFFECTIVE TIME

     No transfers of Shares will be made on the share transfer books of the Surviving Corporation and no Options may be exercised at or after the Effective Time.

3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to DePuy as follows:

     3.1 ORGANIZATION

     Part 3.1 of the Disclosure Letter contains a complete and accurate list for each Acquired Company of its name, its jurisdiction of incorporation and any other jurisdictions in which it is authorized to do business. Each Acquired Company (other than the Inactive Subsidiaries) is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with the corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it owns or uses, and to perform all its obligations under Contracts. Except as set forth in Part 3.1 of the Disclosure Letter, each Acquired Company is a corporation duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. The failure of any Inactive Subsidiary to be duly organized, validly existing or in good standing would not have a Material Adverse Effect.

     3.2 CAPITALIZATION

     The authorized equity securities of the Company consist of 250,000 Shares, of which 29,225 shares are issued and outstanding. On the date of this Agreement, each shareholder is the record owner of the number of Shares set opposite his, her or its name in Part 3.2 of the Disclosure Letter. All of the issued and outstanding equity securities and other securities of each Acquired Company other than the Company are owned of record and beneficially by one or more of the Acquired Companies, free and clear of all Encumbrances. Any issued and outstanding equity securities of the Acquired Companies have been duly authorized and validly issued and are fully paid and nonassessable. Not more than 12,475 Shares are issuable upon the exercise of Options. Except as set forth in Part 3.2 of the Disclosure Letter, there are no Contracts to which the Company is a party or Organizational Documents obligating any Acquired Company to issue or sell any equity securities or other securities or restricting the transfer of any equity securities or other securities of the Company. No Acquired Company has any Contract to acquire any equity securities or other securities of any Person (other than Acquired Companies) or any direct or indirect equity or ownership interest in any other business. Except as set forth in Part 3.2 of the

Disclosure Letter, none of the outstanding equity securities or other securities of any Acquired Company was issued in violation of the Securities Act or other Legal Requirement. The only Subsidiaries of the Company are the Acquired Companies (other than the Company).

     3.3 AUTHORITY; NO CONFLICT

     (a) This Agreement is a legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company has all requisite right, power and authority to execute and deliver this Agreement and, subject to approval of its shareholders, to perform its obligations under this Agreement. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Contemplated Transactions have been duly authorized by the Directors of the Company and, other than approval and adoption of this Agreement by the holders of at least a majority of the voting power of the Company, no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the Contemplated Transactions. The Board of Directors of the Company has determined that the Merger Consideration is fair to the shareholders of the Company and has recommended approval and adoption by the shareholders of the Company of this Agreement and the Merger.

     (b) Except as set forth in Part 3.3(b) of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance by the Company of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

          (i) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of any Acquired Company, or any resolution adopted by the directors or the shareholders of any Acquired Company;

          (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, may be subject;

          (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, any Acquired Company;

          (iv) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract; or

          (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by any Acquired Company.

     (c) Except for the filing under the HSR Act and the expiration or earlier termination of the applicable waiting period thereunder and the required vote of the Company shareholders, the Company is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     3.4 FINANCIAL STATEMENTS

     The Company has delivered to DePuy: (a) consolidated balance sheets of the Acquired Companies as at June 30 in each of the years 1993 through 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flow for each of the fiscal years then ended, together with the report thereon of Deloitte & Touche LLP, independent certified public accountants, (b) a consolidated balance sheet of the Acquired Companies as at June 30, 1997 (including the notes thereto, the "BALANCE SHEET"), and the related consolidated statements of income, changes in shareholders' equity, and cash flow for the fiscal year then ended, together with the report thereon of Deloitte & Touche LLP, independent certified public accountants, and (c) an unaudited consolidated balance sheet of the Acquired Companies as at December 31, 1997 (the "INTERIM BALANCE SHEET") and the related unaudited consolidated statements of income, changes in shareholders' equity, and cash flow for the 6 months then ended, including in each case the notes thereto. Such financial statements and notes fairly present in all material respects the financial condition and the results of operations, changes in shareholders' equity, and cash flow of the Acquired Companies as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not individually or in the aggregate have a Material Adverse Effect) and the absence of notes. The financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements.

     3.5 TITLE TO PROPERTIES; ENCUMBRANCES

     (a) Except for Intellectual Property Assets (covered in Section 3.17), the Acquired Companies own all the assets that they purport to own (whether real, personal or mixed and whether tangible or intangible), including, but not limited to, all assets reflected in the Balance Sheet and the Interim Balance Sheet, except for personal property sold since the date of the Balance Sheet and Interim Balance Sheet in the Ordinary Course of Business. All assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances other than (i) security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such security interests being limited to the property or assets so required), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (ii) liens for current taxes not yet due, (iii) security interests listed in Part 3.5(a) of the Disclosure Letter and
(iv) liens of carriers, warehousemen, mechanics and materialmen, liens in connection with workers compensation, unemployment insurance or other forms of governmental insurance or benefits (other than Tax Encumbrances).

     (b) The Acquired Companies do not own any real property. Part 3.5(b) of the Disclosure Letter contains a complete list of all real property leases (collectively, the "REAL PROPERTY LEASES") to which any of the Acquired Companies is a party. The Acquired Companies have a valid leasehold interest in all of the Real Property Leases, free and clear of Encumbrances other than (i) current taxes not yet due and payable, (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the Real Property Leases by the Acquired Companies, (iii) rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature other than restrictions, covenants, conditions and easements of record, (iv) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the Real Property Leases subject thereto, or impairs the operations of any Acquired Company, and
(v) any landlord/owner financing permitted under the terms of such Real Property Leases. The Acquired Companies are not now in default under any of the Real Property Leases and, to the Inquiry Knowledge of the Company, there is no default by any other party thereto which, after the passage of time or otherwise, could lead to a default thereunder.

     3.6 NO UNDISCLOSED LIABILITIES

     Except as set forth in Part 3.6 of the Disclosure Letter, the Acquired Companies have no liabilities or obligations of any nature (whether known or unknown and whether absolute, actual, contingent or otherwise) that are required to be reflected on a balance sheet prepared in accordance with GAAP except for liabilities reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof that will not have a Material Adverse Effect.

     3.7 TAXES

     (a) The Acquired Companies have filed or caused to be filed on a timely basis all United States federal Tax Returns and foreign income Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations. The Acquired Companies have paid, or made provision for the payment of, all Taxes that have become due pursuant to those Tax Returns, or pursuant to any assessment received by any Acquired Company, except such Taxes, if any, as are listed in Part 3.7(a) of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim

Balance Sheet. The United States federal Tax Returns of each Acquired Company subject to such Taxes have been audited or are closed by the applicable statute of limitations through June 30, 1995.

     (b) The Acquired Companies are not delinquent in the payment of any United States federal Tax, there is no United States federal Tax deficiency or delinquency asserted against any Acquired Company and there is no unpaid assessment, proposal for additional United States federal Taxes asserted by any Governmental Body. No United States federal audit is pending or Threatened and the results of any completed audits are properly reflected in the financial statements referred to in Section 3.4.

     (c) Part 3.7(c) of the Disclosure Letter sets forth the state Tax Returns that have been filed by the Acquired Companies and all such Returns have been timely filed. There is no unpaid assessment, proposal for additional state Taxes, deficiency or delinquency in the payment of any state Taxes asserted by any Governmental Body.

     (d) Except as described in Part 3.7(d) of the Disclosure Letter, no Acquired Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of any Acquired Company or for which any Acquired Company may be liable. There exists no proposed tax assessment against any Acquired Company except as disclosed in the Balance Sheet or in Part 3.7(d) of the Disclosure Letter. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by any Acquired Company. All Taxes that any Acquired Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

     (e) Except as set forth in Part 3.7(e) of the Disclosure Letter, to the Inquiry Knowledge of the Company, the Acquired Companies have filed all foreign Tax Returns (other than foreign income Tax Returns which are covered in Section 3.7(a)) that are or were required to be filed by or with respect to any of them and paid (or made provision to pay) all Taxes that have become due pursuant to such Returns.

     3.8 NO MATERIAL ADVERSE CHANGE

     Except as set forth in Part 3.8 of Disclosure Letter, there has not been since the date of the Balance Sheet any change in the business, operations, assets, or condition of any Acquired Company that has resulted, or could reasonably be expected to result in a Material Adverse Effect.

     3.9 EMPLOYEE BENEFITS

     (a) Except as disclosed in Part 3.9 of the Disclosure Letter, (i) each "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), and all other employee benefit, bonus, incentive, stock option (or other equity-based), severance, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans (whether or not subject to ERISA) maintained or sponsored by the Company or any other United States trade or business, whether or not incorporated, that would be deemed a "single employer" within the meaning of Section 4001 of ERISA (an "ERISA Affiliate"), for the benefit of any employee or former employee of any Acquired Company or any of its ERISA Affiliates (individually, a "Plan", and collectively, the "Plans") is, and has been operated in accordance with its terms and in material compliance (including the making of governmental filings) with all applicable laws, including ERISA and the applicable provisions of the IRC, (ii) each of the Plans intended to be "qualified" within the meaning of Section 401(a) of the IRC has been determined by the IRS to be so qualified, (iii) no "reportable event," as such term is defined in Section 4043(c) of ERISA (for which the 30-day notice requirement to the Pension Benefit Guaranty Corporation ("PBGC") has not been waived), has occurred with respect to any Plan that is subject to Title IV of ERISA which presents a risk of liability to any Governmental Body or other person, and (iv) there are no pending, or to the Actual Knowledge of the Company Threatened, claims (other than routine claims for benefits) by, on behalf of or against, any of the Plans or any trusts related thereto. No Plan is a "multiemployer plan" (within the meaning of ERISA) nor has any Acquired Company or any ERISA Affiliate ever contributed or been required to contribute to any multiemployer plan. Parts 3.9 and 3.10 of the Disclosure Letter contain a complete and accurate list of all Plans. To the Inquiry Knowledge of the Company, the Acquired Companies that are organized and operate outside the United States do not maintain or contribute to any employee benefit plans that represent material liabilities of such Acquired Companies.

     (b) (i) No Plan has incurred an "accumulated funding deficiency" (as defined in Section 302 of ERISA or Section 412 of the IRC), whether or not waived and (ii) no Acquired Company nor any ERISA Affiliate has incurred any liability under Title IV of ERISA except for required premium payments to the PBGC, which payments have been made when due, and no events have occurred which are reasonably likely to give rise to any liability of an Acquired Company or an ERISA Affiliate under Title IV of ERISA or which could reasonably be anticipated to result in any claims being made against any Acquired Company by the PBGC.

     (c) No Acquired Company or any ERISA Affiliate has failed to make any contribution or payment to any Plan which has resulted or could result in the imposition of a lien or the posting of a bond or other security under ERISA or the IRC.

     3.10 TERMINATION, SEVERANCE AND EMPLOYMENT AGREEMENTS

     Part 3.10 of the Disclosure Letter includes a complete and accurate list of each (a) employment or severance agreement not terminable without liability or obligation (either individually or collectively); (b) agreement with any director, executive officer or other employee of any Acquired Company (i) the benefits of which are contingent, or the terms of which are materially altered, on the occurrence of a transaction involving the Acquired Company of the nature of any of the Contemplated Transactions or relating to an actual or potential change in control of the Acquired Company or (ii) providing any term of employment or other compensation guarantee or extending severance benefits or other benefits after termination not comparable to benefits available to employees of the Acquired Companies generally; (c) agreement, plan or arrangement under which any person may receive payments as a result of the Contemplated Transactions that may be subject to tax imposed by (S)4999 of the IRC or included in the determination of such person's "parachute payment" under
(S)280G of the IRC; and (d) agreement or plan, including any stock option plan, stock appreciation right plan, restricted stock plan or stock purchase plan, any of the benefits of which will be triggered, increased, or the vesting of the benefits of which will be triggered or accelerated, by the occurrence of any of the Contemplated Transactions or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions. Except as provided for by the terms of any agreement, plan or arrangement, the existence of which is disclosed in Part 3.10 of the Disclosure Schedule, the consummation of the Contemplated Transactions, without regard to any other event following the Effective Time, will not (i) entitle any current or former employee or officer of any Acquired Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, or (ii) accelerate the time of payment or vesting or increase the amount of compensation due any such employee or officer. All of the Employee Stock Option Agreements (other than the one for
W. Dekle Rountree, Jr.) listed under Part 3.2 of the Disclosure Letter under the headings Executives and Key Employees include a covenant in the form of Sections
         ----------     -------------
7 and 8 of the Employee Stock Option Agreement between the Company and David R. Grant dated as of July 23, 1997, a true and accurate copy of which has previously been delivered to DePuy. A true and accurate copy of both the Employment Agreement and the Stock Option Agreement between the Company and W. Dekle Rountree, Jr. have been delivered to DePuy. After the Closing, no payments will be due to Mr. Rountree from the Company.

     3.11 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS

     (a) To the Inquiry Knowledge of the Company, except as set forth in Part 3.11(a) of the Disclosure Letter:

          (i) each Acquired Company is, and at all times since January 1, 1994 has been, in compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

          (ii) the Acquired Companies have not received, at any time since January 1, 1994, any written notice or other written communication from any Governmental Body or any other Person regarding any violation of, or failure to comply with, any Legal Requirement, or any obligation on the part of the Acquired Companies to undertake, or to bear all or any portion of the cost of, remedial action under any Environmental Law.

     (b) Part 3.11(b) of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by any Acquired Company or that otherwise relates to the business of, or to any of the assets owned or used by, any Acquired Company, including but not limited to product approvals and clearances issued by the Food and Drug Administration ("FDA") and similar foreign Governmental Bodies and product submissions to the FDA and similar foreign Governmental Bodies which are currently in process (the "SUBMISSIONS"). Except for the Submissions, each Governmental Authorization issued by a United States Governmental Body, and, to the Inquiry Knowledge of the Company, each Governmental Authorization issued by a foreign Governmental Body, listed or required to be listed in Part 3.11(b) of the Disclosure Letter is valid and in full force and effect.

     (c) Except as set forth in Part 3.11(c) of the Disclosure Letter, to the Inquiry Knowledge of the Company, the Governmental Authorizations listed in Part 3.11(b) of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Acquired Companies to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Acquired Companies to own and use their assets in the manner in which they currently own and use such assets.

     (d) In calendar year 1997, the Company recorded * "complaints" (as such term is defined in 21 C.F.R. (S)820.198) and reported 21 Medical Device Reports ("MDRs"). From January 1, 1998 through February 28, 1998, the Company recorded * "complaints" and reported 5 MDRs. Except as set forth in Part 3.11(d) of the Disclosure Letter, to the Inquiry Knowledge of the Company, these "complaints" and MDRs would not reasonably lead to the conclusion that there is a trend or failure mode with respect to a particular product.

     (e) To the Inquiry Knowledge of the Company, all products manufactured by any Acquired Company are manufactured, distributed and marketed in compliance with currently applicable FDA laws and regulations. The Acquired Companies are authorized by their "notified body" to apply the "CE" mark to the products listed on Part 3.11(e) of the Disclosure Letter.

     (f) Since January 1, 1992, none of the Acquired Companies has received any FDA "warning letters." No devices currently sold by any of the Acquired Companies are subject to a voluntary or FDA-mandated recall.

-------------
* Confidential material omitted and filed separately with the Securities and Exchange Commission.

     3.12 LEGAL PROCEEDINGS; ORDERS

     (a) Except as set forth in Part 3.12(a) of the Disclosure Letter, there is no pending Proceeding and, to the Inquiry Knowledge of the Company, no such Proceeding has been Threatened (i) by or against any Acquired Company or (ii) that challenges any of the Contemplated Transactions..

     (b) Except as set forth in Part 3.12(b) of the Disclosure Letter:

          (i) there is no Order to which any Acquired Company is a party;

          (ii) to the Actual Knowledge of the Company, no officer, director or employee of any Acquired Company is subject to any Order that prohibits such officer, director or employee from engaging in or continuing any conduct, activity, or practice relating to the business of any Acquired Company.

     (c) Except as set forth in Part 3.12(c) of the Disclosure Letter, each Acquired Company is, and at all times since January 1, 1994 has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject.

     3.13 ABSENCE OF CERTAIN CHANGES AND EVENTS

     Except as set forth in Part 3.13 of the Disclosure Letter, since the date of the Balance Sheet, the Acquired Companies have conducted their businesses only in the Ordinary Course of Business and there has not been any:

     (a) change in the Company's authorized or issued capital stock; grant of any Options or right to purchase shares of capital stock of the Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Company of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

     (b) amendment to the Organizational Documents of the Company;

     (c) payment or increase by any Acquired Company of any bonuses, salaries, or other compensation to any shareholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

     (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of any Acquired Company;

     (e) damage to or destruction or loss of any asset or property of any Acquired Company not covered by insurance;

     (f) entry into, termination of, or material modification of any license, distributorship, dealer, sales representative, or joint venture credit or similar agreement;

     (g) entry into, termination of, or receipt of notice of termination of any Contract or transaction, including incurrence of obligations for borrowed money, involving a total remaining commitment by or to any Acquired Company of at least $50,000 other than in the Ordinary Course of Business;

     (h) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of any Acquired Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of any Acquired Company;

     (i) material change in the accounting methods used by any Acquired Company; or

     (j) agreement, whether oral or written, by any Acquired Company to do any of the foregoing.

     3.14 CONTRACTS; NO DEFAULTS

     (a) Part 3.14(a) of the Disclosure Letter identifies:

          (i) each Contract that involves performance of services or delivery of goods or materials by one or more Acquired Companies of an amount or value in excess of $50,000 other than sales orders for the sale by an Acquired Company of goods or services in the Ordinary Course of Business;

          (ii) each Contract that involves performance of services or delivery of goods or materials to one or more Acquired Companies of an amount or value in excess of $50,000 other than purchase orders for the purchase by an Acquired Company of goods or services in the Ordinary Course of Business;

          (iii) each Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of one or more Acquired Companies in excess of $25,000;

          (iv) each Contract for borrowed money;

          (v) each lease, rental or occupancy agreement, license, installment and conditional sales agreement, and other Contracts affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property to which an Acquired Company is a party (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $25,000 or with terms of less than one year);

          (vi) each licensing agreement or other Contract with respect to patents, trademarks or copyrights to which an Acquired Company is a party;

          (vii) each collective bargaining agreement and other Contract to which an Acquired Company is a party to or with any labor union or other employee representative of a group of employees;

          (viii) each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by any Acquired Company with any other Person;

          (ix) each Contract to which an Acquired Company is a party containing covenants that in any way purport to restrict the business activity of any Acquired Company;

          (x) each Contract to which an Acquired Company is a party for capital expenditures in excess of $50,000;

          (xi) to the extent not listed elsewhere in Part 3.14(a) of the Disclosure Letter, each Contract providing for payments by or to any Person based on sales, purchases or profits, other than direct payment for goods;

          (xii) each written warranty, guaranty or similar undertaking with respect to contractual performance extended by any Acquired Company other than in the Ordinary Course of Business; and

          (xiii) each written amendment, supplement and modification in respect of any of the foregoing.

     (b) Except as set forth in Part 3.14(b) of the Disclosure Letter, to the Inquiry Knowledge of the Company, each Contract identified or required to be identified in Part 3.14(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

     (c) Except as set forth in Part 3.14(c) of the Disclosure Letter, to the Inquiry Knowledge of the Company:

          (i) each Acquired Company is in substantial compliance with each Contract listed in Part 3.14(a) of the Disclosure Letter under which such Acquired Company has or had any obligation or liability or by which such Acquired Company or any of the assets owned or used by such Acquired Company is or was bound;

          (ii) each other Person that has or had any obligation or liability under any Contract listed in Part 3.14(a) of the Disclosure Letter under which an Acquired Company has any rights is in substantial compliance with such Contract; and

          (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give any Acquired Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract.

     3.15 ENVIRONMENTAL MATTERS

     Except as set forth in Part 3.15 of the Disclosure Letter:

     (a) Each Acquired Company is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. No Acquired Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Company has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were transported, generated, manufactured, refined, transferred, imported, used, or processed by, any Acquired Company, or any other Person for whose conduct they are or may be held responsible.

     (b) There are no pending or, to the Actual Knowledge of the Company, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest.

     (c) No Acquired Company has any basis to expect, nor has any of them or any other Person for whose conduct they are or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Company had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by, any Acquired Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

     (d) No Acquired Company or any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or with respect to any other properties and assets (whether real, personal, or mixed) in which any Acquired Company (or any predecessor), has or had an interest.

     (e) Except for the Hazardous Materials that are reasonably necessary to operate the business of the Company in the ordinary course and that are managed in compliance with all applicable Environmental Laws, there are no Hazardous Materials present on or in the Environment at the Facilities, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon. No Acquired Company, any other Person for whose conduct they are or may be held responsible, or any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to the Facilities or any other properties or assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest.

     (f) There has been no Release or, to the Actual Knowledge of the Company, Threatened Release, of any Hazardous Materials at or from the Facilities or at or from any other locations where any Hazardous Materials generated by any Acquired Company were treated or disposed, or from or by any other properties and assets (whether real, personal, or mixed) in which any Acquired Company has or had an interest, whether by any Acquired Company or any other Person.

     (g) The Acquired Companies have delivered to DePuy true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by any Acquired Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by any Acquired Company or any other Person for whose conduct they are or may be held responsible, with Environmental Laws.

     3.16 LABOR RELATIONS; COMPLIANCE

     Since January 1, 1992, no Acquired Company has been or is a party to any collective bargaining or other labor Contract. There is not presently pending or existing, and to the Inquiry Knowledge of the Company there is not Threatened, any strike, slowdown, picketing, work stoppage, or employee grievance process, any Proceeding against or affecting any Acquired Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any Acquired Company or their premises, or any application for certification of a collective bargaining agent. To the Inquiry Knowledge of the Company, each Acquired Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and employment taxes, occupational safety and health, and plant closing.

     3.17 INTELLECTUAL PROPERTY

     (a) INTELLECTUAL PROPERTY ASSETS--The term "INTELLECTUAL PROPERTY ASSETS" includes all intellectual property Assets of the Acquired Companies including, but not limited to:

          (i) the name "AcroMed Corporation," all fictional business names, trade names, registered trademarks, service marks, and applications (collectively, "MARKS");

          (ii) all patents and patent applications (collectively, "PATENTS");

          (iii) all copyrights in both published works and unpublished works (collectively, "COPYRIGHTS"); and

          (iv) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "TRADE SECRETS"); owned, used, or licensed by any Acquired Company as licensee or licensor.

     (b) Part 3.17(b) of the Disclosure Letter contains a complete and accurate list of:

          (i) all Patents, registered Marks and registered Copyrights, owned or used (pursuant to license agreements or otherwise) by any Acquired Company and, in the case of Intellectual Property Assets which are so owned, the jurisdictions in or by which such assets have been registered, filed or issued; and

          (ii) to the extent not listed in Part 3.14(a) of the Disclosure Letter, all Contracts pursuant to which the Company has authorized any Person to use any of the Intellectual Property Assets which are so owned. Except as set forth in Part 3.17(b) of the Disclosure Letter, to the Inquiry Knowledge of the Company, the Acquired Companies own, possess or license all right, title and interest in and to the Intellectual Property Assets without, to the Inquiry Knowledge of the Company, conflict with the rights of others and free and clear of all Encumbrances and other adverse claims. The Intellectual

     Property Assets constitute all of the intellectual property assets necessary to permit the Acquired Companies to conduct and operate their businesses in the manner in which they currently conduct and operate such businesses.

     (c) Except as set forth in Part 3.17(c) of the Disclosure Letter, (i) the Contemplated Transactions will not alter or impair any of the rights presently enjoyed by any Acquired Company under the Intellectual Property Assets, and (ii) no Acquired Company has received any notice or claim of infringement or any claim challenging or questioning the validity or effectiveness of any Intellectual Property Assets and (iii) no Acquired Company is liable, nor has it made any Contract whereby it may become liable, to any Person for any royalty or other compensation for use of any of the Intellectual Property Assets.

     (d) Except as set forth in Part 3.17(d) of the Disclosure Letter, to the Inquiry Knowledge of the Company, none of the products manufactured, sold or being developed by or on behalf of any Acquired Company, nor any process or know-how used by any Acquired Company infringes or is alleged to infringe any patent or proprietary right of any other Person. Except as set forth in Part 3.17(d) of the Disclosure Letter, to the Inquiry Knowledge of the Company, none of the Marks infringes or is alleged to infringe any trade name, trademark or service mark of any third party.

     3.18 BROKERS

     Other than payments to Morgan Stanley & Co. contemplated in the letter agreement dated as of June 7, 1996, by and among the Company and Morgan Stanley & Co., a true and correct copy of which has been made available to DePuy, no Acquired Company has incurred and no Acquired Company will incur any obligation for any finder's or broker's fee or commission in connection with the Contemplated Transactions.

     3.19 TRANSACTIONS WITH RELATED PERSONS

     Except as set forth in Part 3.19 of the Disclosure Letter, to the Inquiry Knowledge of the Company:

     (a) no Related Person of any Acquired Company has any interest in any property used in or pertaining to any Acquired Company's business; and

     (b) no Related Person of any Acquired Company owns any equity interest or other financial interest in a Person that has had business dealings or a material financial interest in any transaction with any Acquired Company other than business dealings or transactions conducted in the Ordinary Course of Business with any Acquired Company at substantially prevailing market terms.

     3.20 SETTLEMENT AGREEMENT

     At the time of the Closing, the AcroMed Corporation Settlement Agreement dated January 8, 1997, as amended and as approved in the Final Order and Judgment (Pretrial Order No. 1117) entered on October 17, 1997, in the United States District Court for the Eastern District of Pennsylvania in the Multidistrict Proceeding entitled In re: Orthopedic Bone Screw Products Liability Litigation, MDL Docket No. 1014, and the Final Order and Judgment itself (collectively the "SETTLEMENT AGREEMENT AND ORDER"), will be final and are binding upon the Company and the members of the "Settlement Class" as defined therein.

     3.21 PRODUCTS; MANUFACTURING

     (a) No material used or ever used in the AcroFlex(R) artificial lumbar disc under development by the Company is an additive listed in 21 C.F.R. Part 81.

     (b) No Acquired Company manufactures products outside the United States.

     (c) As of the date of this Agreement, the Company has raw material inventory of * pounds of PEKEKK.

     3.22 DISCLOSURE

     The representations and warranties made by the Company in this Agreement including the matters set forth in the Disclosure Letter (including Part 3.22 of the Disclosure Letter), taken as a whole, do not omit to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading.

     3.23 NO OTHER REPRESENTATIONS OR WARRANTIES

     Except for the representations and warranties contained in this Agreement, the Company makes no representation or warranty, and hereby disclaims any such representations by the Company with respect to the execution and delivery of this Agreement, the Contemplated Transactions or the Acquired Companies.

4. REPRESENTATIONS AND WARRANTIES OF DEPUY AND MERGER SUB

     Each of DePuy and Merger Sub represents and warrants to the Company as follows:

     4.1 ORGANIZATION AND GOOD STANDING

     DePuy is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio.

* Confidential material omitted and filed separately with the Securities and Exchange Commission.

     4.2 AUTHORITY; NO CONFLICT

     (a) This Agreement is a legal, valid, and binding obligation of DePuy and Merger Sub, enforceable against each in accordance with its terms. Each of DePuy and Merger Sub has the right, power, and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. The execution, delivery and performance by DePuy and Merger Sub of this Agreement and the consummation by DePuy and Merger Sub of the Contemplated Transactions have been duly authorized by the respective boards of directors of DePuy, Merger Sub and any other Person that directly or indirectly controls DePuy and no other corporate proceedings on the part of DePuy, Merger Sub or any other Person that directly or indirectly controls DePuy are necessary to authorize the execution, delivery and performance of this Agreement by DePuy and Merger Sub and the consummation of the Contemplated Transactions.

     (b) Neither the execution and delivery of this Agreement by DePuy or Merger Sub nor the consummation or performance of any of the Contemplated Transactions by DePuy or Merger Sub will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

          (i) any provision of DePuy's or Merger Sub's Organizational Documents;

          (ii) any resolution adopted by the board of directors or the shareholders of DePuy or Merger Sub;

          (iii) any Legal Requirement or Order to which DePuy or Merger Sub may be subject; or

          (iv) any Contract to which DePuy or Merger Sub is a party or by which DePuy or Merger Sub may be bound.

     (c) Except for Consents necessary under the HSR Act, neither DePuy nor Merger Sub is or will be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     4.3 CERTAIN PROCEEDINGS

     There is no pending Proceeding that has been commenced against either DePuy or Merger Sub that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To DePuy's Actual Knowledge, no such Proceeding has been Threatened.

     4.4 AVAILABLE FUNDS

     DePuy has available to it all funds necessary to pay the aggregate Merger Consideration payable pursuant to the terms of this Agreement and to satisfy DePuy's and Merger Sub's other obligations under this Agreement.

     4.5 BROKERS

     Other than payments to Cowen & Company, DePuy and Merger Sub have not incurred and will not incur any obligation for any finder's or broker's fee or commission in connection with the Contemplated Transactions.

     4.6 NO OTHER REPRESENTATIONS OR WARRANTIES

     Except for the representations and warranties contained in this Agreement, neither DePuy nor Merger Sub makes any representation or warranty, and hereby disclaims any such representations by DePuy or Merger Sub with respect to the execution and delivery of the Agreement or the Contemplated Transactions.

5. COVENANTS OF THE COMPANY

     5.1 ACCESS AND INVESTIGATION

     Between the date of this Agreement and the Closing Date, the Company will, and will cause each Acquired Company (other than the Company) and the Representatives of each Acquired Company (other than the Company) to (a) afford DePuy its lenders and their Representatives access during normal business hours to each Acquired Company's personnel, contracts, books and records, and other documents and data, as they may reasonably request to accomplish the Contemplated Transactions, (b) furnish DePuy and its Representatives with copies of all such contracts, books and records, and other existing documents and data as DePuy or its Representatives may reasonably request to accomplish the Contemplated Transactions, (c) furnish DePuy, its lender and their respective Representatives with such additional financial, operating, and other data and information as DePuy, its lender or their respective Representatives may reasonably request to accomplish the Contemplated Transactions; and (d) otherwise cooperate with and facilitate the due diligence review of the Acquired Companies by DePuy, its lender and their respective Representatives as they may reasonably request to accomplish the Contemplated Transactions.

     5.2 OPERATION OF THE BUSINESSES OF THE ACQUIRED COMPANIES

     Between the date of this Agreement and the Closing Date, except as specifically contemplated by this Agreement and the Disclosure Letter, the Company will, and will cause each Acquired Company other than the Company to (a) conduct the business of such Acquired Company only in the Ordinary Course of Business and (b) use their Best Efforts to preserve intact the current business organization of such Acquired Company, keep available the services of the current officers and employees of such Acquired Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with such Acquired Company.

     5.3 NEGATIVE COVENANT

     Between the date of this Agreement and the Closing Date, except as specifically permitted by this Agreement and the Disclosure Letter, the Company will not, and will cause each Acquired Company not to, without the prior consent of DePuy, take any affirmative action, or fail to take any reasonable action within their or its control that would result in any of the changes or events listed in Section 3.13.

     5.4 REQUIRED APPROVALS

     As promptly as practicable after the date of this Agreement, (a) the Company will, and will cause each Acquired Company to, make all filings required to be made by them under the HSR Act, and (b) the Company will cause a meeting of its shareholders to be called to approve the Merger and the Regulations Amendment. The Company will give DePuy a reasonable opportunity to review and comment on such filings. Between the date of this Agreement and the Closing Date, the Company will, and will cause each Acquired Company to, (a) cooperate with DePuy with respect to all filings that DePuy is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with DePuy to cause early termination of any applicable waiting period under the HSR Act or comply as promptly as practicable with any second request for information received from a Governmental Body under the HSR Act.

     5.5 SUPPLEMENTATION AND REVISION OF DISCLOSURE LETTER

     (a) Between the date of this Agreement and the Closing Date, the Company will, by delivery of a revised or updated Disclosure Letter, supplement the information set forth in the Disclosure Letter previously delivered by the Company pursuant to this Agreement if the Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

     (b) Not less than 5 business days before the Closing, the Company will provide to DePuy a statement of the Company's calculation of Certain Transaction Costs, together with reasonable supporting information.

     5.6 PAYMENT OF INDEBTEDNESS BY SHAREHOLDERS

     The Company either will cause all indebtedness owed to any Acquired Company by any shareholder of the Company to be paid in full prior to Closing or will obtain from each such individual written authorization for DePuy to set off against the amount of any Merger Consideration payable to him or her pursuant to this Agreement an amount equal to any indebtedness that such individual owes to any Acquired Company. Such written authorization will contain a specific acknowledgment by the shareholder that DePuy will set off such indebtedness against the Merger Consideration at the Closing.

     5.7 BEST EFFORTS

     (a) Between the date of this Agreement and the Closing Date, the Company will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied. Without limiting the foregoing, the Company will, as soon as practicable, file Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "ANTITRUST DIVISION") and will use Best Efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation.

     (b) Between the date of this Agreement and the Closing Date, the Company will use its Best Efforts, and cooperate with DePuy, to cause Robert Reid, Inc. to consent to the assignment caused by the Merger.

     5.8 NO NEGOTIATION

     Until such time, if any, as this Agreement is terminated pursuant to
Section 9, the Company will not, and will cause each Acquired Company and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss, negotiate or enter into any agreement with, provide any non-public information to, or consider the merits of any inquiries or proposals from, any Person (other than DePuy) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of any Acquired Company, or any of the capital stock of any Acquired Company, or any merger, consolidation, business combination, or similar transaction involving any Acquired Company.

6. COVENANTS OF DEPUY AND MERGER SUB

     6.1 APPROVALS OF GOVERNMENTAL BODIES

     As promptly as practicable after the date of this Agreement, DePuy will, and will cause each of its Related Persons to, make all filings required to be made by them under the HSR Act. DePuy will give the Company a reasonable opportunity to review and comment on such filings. Between the date of this Agreement and the Closing Date, DePuy will, and will cause each of its Related Persons to, (a) cooperate with the Company with respect to all filings that the Company is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with the Company to cause early termination of any applicable waiting period under the HSR Act or comply as promptly as practicable with any second request for information received from a Governmental Body under the HSR Act.

     6.2 BEST EFFORTS

     (a) Between the date of this Agreement and the Closing Date, DePuy will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied. Without limiting the foregoing, DePuy will, as soon as practicable, file (or cause its "ultimate parent entity" within the meaning of the HSR Act to file) Notification and Report Forms under the HSR Act with the FTC and Antitrust Division and shall use Best Efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation.

     (b) Between the date of this Agreement and the Closing Date, DePuy will use its Best Efforts, and cooperate with the Company, to cause Robert Reid, Inc. to consent to the assignment caused by the Merger.

     6.3 OFFICERS' AND DIRECTORS' INDEMNIFICATION

     (a) For four years from and after the Effective Time, DePuy agrees to indemnify and hold harmless the officers and directors of the Company to the same extent such persons are indemnified as of the date of this Agreement pursuant to the Articles and Regulations as in effect on the date hereof for acts or omissions occurring at or prior to the Effective Time.

     (b) In the event DePuy or any of its successors or assigns (i) consolidates with or merges into any other person and will not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purposes of this Section 6.3, proper provision will be made so that the successors and assigns of DePuy assume the obligations set forth in this Section 6.3 and none of the actions described in clauses (i) or (ii) will be taken until such provision is made.

     (c) Any person seeking indemnification under this Section 6.3 shall be entitled to such indemnification only if such person notifies DePuy promptly after such person becomes aware of any claim, action, suit or proceeding in respect of which such person is making a claim hereunder and cooperates in the defense thereof. Absent a conflict of interest under standards of professional conduct, DePuy is entitled to select counsel to represent the indemnitee, which selection must be approved by the indemnitee, such approval not to be unreasonably withheld. So long as the proceeding (or settlement) involves only the payment of money by DePuy, DePuy is entitled to control the conduct of the proceeding.

     (d) Present and former officers and directors of the Company are intended third-party beneficiaries of the provisions set forth in this Section 6.3 and will be entitled to enforce such provisions against DePuy and their successors and assigns.

7. CONDITIONS PRECEDENT TO DEPUY'S AND THE MERGER SUB'S OBLIGATION TO CLOSE

     DePuy's and the Merger Sub's obligation to effect the Merger and to take the other actions required to be taken by DePuy and the Merger Sub at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by DePuy, in whole or in part):

     7.1 ACCURACY OF REPRESENTATIONS

     The Company's representations and warranties in this Agreement must be accurate as of the Closing Date, except to the extent that any inaccuracies, individually or in the aggregate do not result in a Material Adverse Effect.

     7.2 THE COMPANY'S PERFORMANCE

     The covenants the Company is required to perform pursuant to this Agreement at or prior to the Closing, must have been duly performed and complied with, except to the extent that any non-performance or non-compliance, individually or in the aggregate, does not result in a Material Adverse Effect.

     7.3 NO PROCEEDINGS

     Since the date of this Agreement, there must not have been commenced or Threatened against DePuy, or against any Person affiliated with DePuy, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

     7.4 NO INJUNCTION

     There must not be in effect any Legal Requirement or any injunction or other Order that prohibits the consummation of the Merger.

     7.5 NO PROHIBITION

     No statute, rule, order, decree or regulation shall have been enacted or promulgated by any Governmental Body of competent jurisdiction (whether temporary, preliminary or permanent) which is in effect and has the effect of prohibiting the consummation of the Merger or making the Merger illegal.

     7.6 HSR APPROVAL

     The applicable waiting period under the HSR Act with respect to the actions contemplated by this Agreement must have expired or been terminated.

     7.7 SHAREHOLDER VOTE

     This Agreement and an amendment to Article V of the Company's Regulations to permit the Merger (the "REGULATIONS AMENDMENT") must have been approved and adopted by the affirmative vote of the holders of Shares entitling them to exercise at least a majority of the voting power of the Company and the holders of no more than twenty percent of the Shares are Dissenting Shareholders.

     7.8 OPINION

     Parent shall have received a favorable opinion of Jones, Day, Reavis & Pogue, dated the Effective Time, as set forth in Exhibit A.

8. CONDITIONS PRECEDENT TO THE COMPANY'S OBLIGATION TO CLOSE

     The Company's obligation to effect the Merger and to take the other actions required to be taken by the Company at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

     8.1 ACCURACY OF REPRESENTATIONS

     All representations and warranties of the DePuy and Merger Sub in this Agreement, must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

     8.2 DEPUY'S AND MERGER SUB'S PERFORMANCE

     The covenants and obligations that DePuy and Merger Sub are required to perform pursuant to this Agreement at or prior to the Closing, must have been performed in all material respects.

     8.3 NO PROCEEDINGS

     Since the date of this Agreement, there must not have been commenced or Threatened against the Company, or against any Person affiliated with the Company, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

     8.4 NO INJUNCTION

     There must not be in effect any Legal Requirement or any injunction or other Order that prohibits the consummation of the Merger.

     8.5 NO PROHIBITION

     No statute, rule, order, decree or regulation shall have been enacted or promulgated by any Governmental Body of competent jurisdiction (whether temporary, preliminary or permanent) which is in effect and has the effect of prohibiting the consummation of the Merger or making the Merger illegal.

     8.6 HSR APPROVAL

     The applicable waiting period under the HSR Act with respect to the actions contemplated by this Agreement must have expired or been terminated.

     8.7 SHAREHOLDER VOTE

     This Agreement and the Regulations Amendment must have been approved and adopted by the affirmative vote of the holders of Shares entitling them to exercise at least a majority of the voting power of the Company.

     8.8 OPINION

     The Company shall have received a favorable opinion of Barnes & Thornburg, dated the Effective Time, as set forth in Exhibit B.

9.       TERMINATION

     9.1 TERMINATION EVENTS

     This Agreement may, by written notice given prior to or at the Closing, be terminated:

     (a) by the Company, if any representation or warranty of DePuy or Merger Sub is untrue in any material respect when made, except that, if any such breach is curable by DePuy or Merger Sub through the exercise of its reasonable Best Efforts, then, for 30 days, the Company may not terminate this Agreement;

     (b) by DePuy, if any representation or warranty of the Company is inaccurate in any material respect when made, except (i) to the extent that any inaccuracies, individually or in the aggregate, will not result in a Material Adverse Effect or (ii) that, if any such breach is curable by the Company through the exercise of its reasonable Best Efforts, then, for 30 days, DePuy may not terminate this Agreement;

     (c) by DePuy if any of the conditions in Section 7 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of DePuy to comply with its obligations under this Agreement) and DePuy has given Company written notice of DePuy's intent to terminate at least 30 days before the effective date of the proposed termination, and the Company has not satisfied the condition nor provided reasonable assurances that the condition will, in due course, be satisfied on or before the Closing Date;

     (d) by the Company if any of the conditions in Section 8 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of the Company to comply with its obligations under this Agreement) and the Company has given DePuy written notice of the Company's intent to terminate at least 30 days before the effective date of the proposed termination, and DePuy has not satisfied the condition nor provided reasonable assurances that the condition will, in due course, be satisfied on or before the Closing Date;

     (e) by mutual consent of DePuy and the Company; or

     (f) by either DePuy or the Company if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before the 120th day following the date hereof, or, if a second request for information is made by the FTC or the Antitrust Division under the HSR Act, December 31, 1998.

     9.2 RIGHTS AND OBLIGATIONS UPON TERMINATION

     Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated by a party because of the breach of this Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 10.1 and 10.3 will survive.

10.      GENERAL PROVISIONS

     10.1 EXPENSES

     Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its own expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. DePuy will pay one-half and the Company will pay one-half of the HSR filing fee.

     10.2 PUBLIC ANNOUNCEMENTS

     DePuy will not issue or cause the publication of any press release or other public announcement with respect to the Merger, this Agreement or the other Contemplated Transactions without the prior consultation of the Company, except as may be required by law or by any listing agreement with a national securities exchange if all reasonable efforts have been made to consult with the Company. Promptly following execution and delivery of this Agreement, the Company plans to make an announcement to its employees with respect to the Merger, this Agreement and the Contemplated Transactions, but will only make that announcement after consultation with DePuy.

     10.3 CONFIDENTIALITY

     Between the date of this Agreement and the Closing Date, DePuy and the Company will maintain in confidence, and will cause the respective directors, officers, employees, agents, and advisors of DePuy and the Acquired Companies to maintain in confidence, any information furnished by another party or an Acquired Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. Except as modified by the foregoing sentence, the letter agreement, between DePuy and Company, dated as of January 7, 1998, continues in full force and effect, and will survive any termination of this Agreement.

     10.4 NOTICES

     All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand, (b) sent by telecopier (with confirmation of receipt), or (c) received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

         Company:                           AcroMed Corporation
                                            3303 Carnegie Avenue
                                            Cleveland, Ohio  44115
                                            Attention: Caroline M. Lutz
                                            Facsimile No.: (216) 432-6998

         with a copy to:                    Jones, Day, Reavis & Pogue
                                            North Point
                                            901 Lakeside Avenue
                                            Cleveland, Ohio  44114
                                            Attention:  Richard I. Werder, Jr.
                                            Facsimile No.:  (216) 579-0212

         DePuy or Merger Sub:               DePuy, Inc.
                                            700 Orthopaedic Drive
                                            Warsaw, Indiana  46581-0988
                                            Attention: President
                                            Facsimile No.: (219) 269-5675

         with a copy to:                    Barnes & Thornburg
                                            11 South Meridian Street
                                            Indianapolis, Indiana  46204
                                            Attention:  Catherine L. Bridge
                                            Facsimile No.:  (317) 231-7452

     10.5 FURTHER ASSURANCES

     The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and
(c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out this Agreement.

     10.6 WAIVER

     The rights and remedies of the parties to this Agreement are cumulative and not alternative. The failure or any delay by any party in exercising any right, power, or privilege under this Agreement is not a waiver of such right, power, or privilege, and no single or partial exercise of any right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege.

     10.7 ENTIRE AGREEMENT AND MODIFICATION

     This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes (along with the letter agreement identified in and as modified by Section 10.3) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

     10.8 ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS

     Neither party may assign any of its rights under this Agreement without the prior consent of the other parties, except that DePuy may assign its rights under this Agreement to DePuy Motech, Inc. or any wholly-owned Subsidiary of DePuy provided that either of such assignee agrees in writing to be bound by this Agreement. Any such assignment by DePuy to DePuy Motech, Inc. or a wholly-owned Subsidiary of DePuy shall not relieve DePuy of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.

     10.9 SEVERABILITY

     If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     10.10 SECTION HEADINGS, CONSTRUCTION

     The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

     10.11 GOVERNING LAW

     This Agreement is governed by the laws of the State of Ohio without giving effect to its principles of conflicts of laws.

     10.12 COUNTERPARTS

     This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, are one and the same Agreement.

     10.13 PERFORMANCE BY MERGER SUB

     DePuy will cause Merger Sub to comply with its obligations hereunder and cause Merger Sub to consummate the Merger as contemplated by this Agreement.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.



AcroMed Corporation                            DePuy, Inc.




By:  /s/ W. Dekle Rountree, Jr.                By: /s/ Steven L. Artusi
   -----------------------------------            ----------------------------
   W. Dekle Rountree, Jr.                         Steven L. Artusi
   President and CEO                              Senior Vice President



                                               DP Merger Sub, Inc.




                                               By: /s/ Steven L. Artusi
                                                  ----------------------------
                                                  Steven L. Artusi
                                                  President